Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports

Fiscal 2011 Fourth Quarter & Year-End Results

•	Revenue of $2.9 million, for the fourth quarter and $12.6 million for fiscal year 2011.
•	A net loss of $1.3 million, or $0.09 per diluted share in the fourth quarter and $3.7 million or $0.26 per diluted share for fiscal year 2011.
•	New Vice President of Sales and Marketing joins Urologix.

MINNEAPOLIS — August 23, 2011 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company focused on developing, manufacturing and marketing Cooled ThermoTherapy™ treatment catheters that provide a durable and effective procedure delivered in the comfort of a urologist’s office for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for its fourth fiscal quarter and fiscal year 2011 ended June 30, 2011.

Fourth quarter fiscal year 2011 revenue totaled $2.9 million, down 11% year-over-year and down 2% sequentially. The decline in revenue on a year-over-year basis was driven by reduced order volumes in all distribution channels: direct, mobile and third party mobile. The sequential decline in revenue was primarily due to lower revenue from our third-party mobile channel.

Fourth quarter fiscal year 2011 revenue was comprised of sales to direct accounts, Urologix mobile service and third-party mobile service, representing 40%, 46% and 12%, respectively, in the period. This compares to a revenue mix of 36%, 47% and 14%, respectively, in the Company’s third quarter of fiscal year 2011.

Gross profit for the fourth quarter of fiscal year 2011 of $1.3 million, or 43% of revenue, declined 11 percentage points year-over-year driven by the allocation of fixed manufacturing costs over lower production volume in the period as well as an additional $158,000 out-of-period expense related to an adjustment to correct over-capitalized manufacturing variances that had accumulated during the previous three quarters. Total operating expense of $2.6 million increased 5% year-over-year driven primarily by higher investments in research and development compared to the fourth quarter of fiscal year 2010.

For the fourth quarter of fiscal year 2011, Urologix reported a net loss of $1.3 million, or $0.09 per diluted share, compared to a net loss of $622,000, or $0.04 per diluted share, in the fourth quarter of fiscal year 2010.

The Company’s cash utilization in the fourth fiscal quarter ended June 30, 2011 was $729,000 compared to cash utilization of $62,000 in the same period last year. As of June 30, 2011, the Company’s cash balance was $3.1 million with no debt obligations outstanding.

“The fourth quarter was challenging for Urologix as the economy continues to pressure elective procedures in urology practices across the country,” stated Stryker Warren jr, CEO. “Despite these challenges, I believe that our competitive position is improving and fueled by recent strategic initiatives. Our patient education programs continue to see early success in raising awareness among the large and growing population of chronic medical therapy BPH patients. Partnering with urologists to introduce these patients to Urologix’s CTT as a safe, effective and durable non-surgical treatment alternative to prescription drugs remains a key focus for our sales teams. The recent addition of Lisa Ackermann as the new Vice President of Sales and Marketing will support our efforts as our team benefits from Lisa’s experience in leading medical device sales organizations.”

For the fiscal year 2011 period ended June 30, 2011, revenue totaled $12.6 million, a decrease of 15% compared to revenue of $14.8 million in fiscal year 2010. Fiscal year 2011 revenue performance was impacted by lower order volumes in all three sales channels and the revenue benefit from the temporary market withdrawal of a competitive product in the prior fiscal year period.

Gross profit for fiscal year 2011 of $6.5 million, or 52% of revenue, declined 3.5 percentage points year-over-year driven by the higher manufacturing expense per unit due to the lower production volume. Total operating expense of $10.3 million declined 2% year-over-year driven by tightly managed variable expenses which allowed the Company to continue to invest in research and development in 2011. The $2.2 million in research and development expense in fiscal year 2011 represented a 22% increase year-over-year.

The Company reported a net loss of $3.7 million, or $0.26 per diluted share, for fiscal year 2011, compared to a net loss of $2.2 million, or $0.15 per diluted share, in the prior fiscal year period.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2011 fourth quarter and full year results on Tuesday, August 23, 2011 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-800-435-1398 and enter the Participant Passcode 73391076 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

- Financials Follow -

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010

Sales	$2,916	$3,260	$12,571	$14,771
Cost of goods sold	1,663	1,503	6,030	6,569
Gross profit	1,253	1,757	6,541	8,202

Costs and expenses:
Selling, general and administrative	1,987	1,940	8,029	8,625
Research and development	583	513	2,238	1,834
Total costs and expenses	2,570	2,453	10,267	10,459

Operating loss	(1,317)	(696)	(3,726)	(2,257)
Interest income	—	—	1	—
Loss before income taxes	(1,317)	(696)	(3,725)	(2,257)

Income tax expense (benefit)	13	(74)	8	(88)
Net loss	$(1,330)	$(622)	$(3,733)	$(2,169)

Net loss per common share--basic	$(0.09)	$(0.04)	$(0.26)	$(0.15)

Net loss per common share--diluted	$(0.09)	$(0.04)	$(0.26)	$(0.15)

Weighted average number of common shares outstanding--basic	14,588	14,522	14,556	14,508

Weighted average number of common shares outstanding--diluted	14,588	14,522	14,556	14,508

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,061	$5,702
Accounts receivable, net	1,358	1,378
Inventories	1,127	1,498
Prepaids and other current assets	249	139
Total current assets	5,795	8,717
Property and equipment:
Property and equipment	11,691	11,669
Less accumulated depreciation	(10,830)	(10,655)
Property and equipment, net	861	1,014
Identifiable intangible assets, net	102	123
Other assets	5	349
Total assets	$6,763	$10,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$741	$434
Accrued compensation	454	875
Deferred income	21	169
Other accrued expenses	541	519
Total current liabilities	1,757	1,997

Deferred income	9	—
Other accrued liabilities	151	—
Total liabilities	1,917	1,997

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,733	114,360
Accumulated deficit	(110,031)	(106,298)
Total shareholders’ equity	4,846	8,206
Total liabilities and shareholders’ equity	$6,763	$10,203

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months Ended June 30,
	2011	2010
Operating Activities:
Net loss	$(3,733)	$(2,169)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	565	793
Employee stock-based compensation expense	369	440
Provision for bad debts	(46)	47
Loss on disposal of assets	12	2
Change in operating items:
Accounts receivable	66	80
Inventories	243	(387)
Prepaids and other assets	234	158
Accounts payable	307	(28)
Accrued expenses and deferred income	(387)	(191)
Net cash used for operating activities	(2,370)	(1,255)

Investing Activities:
Purchase of property and equipment	(272)	(81)
Purchases of intellectual property	(3)	(4)
Net cash used for investing activities	(275)	(85)

Financing Activities:
Proceeds from stock option exercises	4	10
Net cash provided by financing activities	4	10

Net decrease in cash and cash equivalents	(2,641)	(1,330)
Cash and cash equivalents:
Beginning of period	5,702	7,032
End of period	$3,061	$5,702

Supplemental cash-flow information
Income taxes paid during the period	$17	$13
Net amount of inventory transferred to property and equipment	$128	$296